Filed Pursuant to Rule 424(b)(3)

Commission File No. 333-228932

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated April 30, 2019)

MAGELLAN GOLD CORPORATION

1,075,000 Shares of Common Stock

This Prospectus Supplement No. 3 relates to the resale, from time to time by certain selling securityholders (each a “Selling Securityholder” and collectively, the “Selling Securityholders”), of: (i) 150,000 shares of common stock, $0.001 par value (“Common Stock”) issued to the Selling Securityholders in connection with (a) a private offering of Common Stock and Warrants, (ii) 600,000 shares of Common Stock issuable upon the exercise of the Warrants sold in that private placement, and (iii) 325,000 shares of Common Stock issuable upon conversion of convertible notes sold in two separate private placements (collectively the “Offerings” (collectively, the “Securities”)).

We will not receive any of the proceeds from the resale of the Common Stock by the Selling Securityholders. However, upon exercise of the Warrants, we will receive the cash exercise price.

The Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. The Selling Securityholders may sell or otherwise dispose of the Common Stock and Warrant Stock covered by this prospectus on any stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. Additional information about the Selling Securityholders and the times and manner in which they may offer and sell shares of Common Stock under this prospectus is provided in the sections entitled “Selling Securityholders” and “Plan of Distribution” of this prospectus. Our Common Stock is quoted on the OTCQB under the symbol “MAGE”. The closing price of our Common Stock as quoted on the OTCQB on April 23, 2019 was $2.05 per share. There is no public trading market for the Warrants and we do not expect a public trading market to develop for the Warrants in the future.

In the Offerings, we issued an aggregate of 150,000 shares of Common Stock, Warrants exercisable to purchase an aggregate of 600,000 shares of Common Stock and (iii) Convertible Notes convertible into an aggregate of 325,000 shares of Common Stock covered by this prospectus. Additional information about the Offerings is provided in the section entitled “Description of Private Placements” of this prospectus.

Recent Developments

We have attached to this prospectus supplement the Current Report on Form 8-K dated July 16, 2019 of Magellan Gold Corporation as filed with the SEC on July 29, 2019, as well as the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2019 as filed with the SEC on August 15, 2019. The attached information updates and supplements, and should be read together with, the Issuers’ prospectus dated April 30, 2019, as supplemented from time to time.

See “Risk Factors” beginning on page 8 of the prospectus for a discussion of certain risks you should consider before making an investment decision in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2019

MAGELLAN GOLD CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	_333-174287	27-3566922
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

500 Marquette Avenue, NW, Ste. 1200, Albuquerque, NM 87102

(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                 [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          [_]

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by Magellan Gold Corporation, a Nevada corporation (the "Company"):

1a.     Effective June 1, 2019, the Company and Frank Pastorino executed a Restricted Stock Unit Agreement pursuant to which the Company agreed to grant to Pastorino, in consideration of services to be rendered as Chief Operating Officer, restricted stock units consisting of 10,000 units for each month of service. The units are to be settled by the Company by the issuance of restricted Common Stock after vesting as more fully set forth in the Restricted Stock Unit Agreement. A copy of the Restricted Stock Unit Agreement is filed herewith as Exhibit 10.1.

b.       The units issuable under 1(a) above are in consideration of Mr. Pastorino services on behalf of the Company, who qualifies as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act"). The units issued will be “restricted securities” under the Securities Act of 1933, as amended and the certificate evidencing same bears the Company’s customary restrictive legend.

c.       The Company paid no fees or commissions in connection with the issuance of the shares.

d.       The securities issued under 1(a) above were issued without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereunder.

e.       Not applicable.

f.        Not applicable.

ITEM 5.02	APPOINTMENT OF OFFICER/ COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

APPOINTMENT OF OFFICER:

Effective July 16, 2019 the Board of Directors of the Company appointed Frank Pastorino to serve as Chief Operating Officer of Magellan Gold Corporation, a Nevada corporation (the “Company”).

The following is biographical information on Mr. Pastorino:

Mr. Pastorino, age 42, has an MBA from the University of Louisville. Frank has been involved with the mining industry for over fifteen years, working at projects in four foreign countries. Mr. Pastorino has experience with surface mining operations, floatation plants and all facets of the required business units. His experience includes the financing and marketing associated with start-up projects. Frank has worked with Kapan Ore Mining and processing, Global Gold Mining LLC, and MBMI Resources.

As COO, Mr. Pastorino is eligible to participate in the Company’s Deferred Compensation and Equity Award Plan.

Item 7.01.	Regulation FD Disclosure

Magellan Gold Corporation (the “Company”) has published its updated Management Presentation dated July 2019. A copy of the Presentation is filed herewith as Exhibit 10.2 hereto.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibits 10.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and they shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, the Company makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibits 10.1 and 10.2, that is required to be disclosed solely by Regulation FD.

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ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Item	Title

10.1	Restricted Stock Unit Agreement
10.2	Management Presentation July 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magellan Gold Corporation

Date: July 29, 2019	By: /s/ David E. Drips David E. Drips, President

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Exhibit 10.1

MAGELLAN GOLD CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

To FRANK PASTORINO:

MAGELLAN GOLD CORPORATION, a Nevada corporation (the “Company”), has granted you an award (this “Award”) of restricted stock units (the “Stock Units”) under the Magellan Gold Corporation Deferred Compensation and Equity Award Plan, as amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. Each Stock Unit represents an unfunded promise by the Company to issue to you, upon a specified future event, one share of the Company’s common stock, $0.001 par value (the “Common Stock”). The effective date of grant will be June 1, 2019 (the “Grant Date”), subject to your promptly signing and returning a copy of this Agreement (as defined below) to the Company. The Award has been made in fulfillment of:

i.	☐ your election under the Plan to defer receipt of your Annual Retainer payment that was otherwise payable in cash on the Grant Date.

ii.	☒ your election under the Plan to receive your Equity Grant in the form of Restricted Stock Units.

This Agreement (the “Agreement”) evidences the Award of the Stock Units. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and the Magellan Gold Corporation 2017 Equity Incentive Plan, as amended from time to time (the “EIP”). By executing this Agreement, you acknowledge that you have received a copy of the Plan. This Agreement and the Award of the Stock Units are made in consideration of your service as CEO, President and a member of the Board of Directors of the Company.

1.	Terminology; Conflicts. The Glossary at the end of this Agreement includes definitions of capitalized words used in this Agreement. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any defined term in this Agreement, the Plan or the EIP, the provisions of, first, the Plan, second, the EIP, and lastly, this Agreement, will control in that order of priority.

2.	Terms and Conditions of this Award. The following terms and conditions will apply:

(a)	Terms of Stock Unit Grants. You will be entitled to receive, and we agree to grant to you, an aggregate of 10,000 Stock Units (subject to adjustment as provided for herein) for each completed calendar month that you are performing services for the Company in any capacity. The grants will continue on a month to month basis provided you continue to provide services to the Company and may be terminated for any reason by either the Company or yourself, with or without cause, upon ten (10) days’ prior written notice. Unless sooner terminated by either party, this Agreement will terminate on November 30, 2019 unless extended by mutual written agreement.

(b)	Credit to Bookkeeping Account. The Stock Units shall be credited to a bookkeeping account maintained by the Company on your behalf (“Account”) as of the Grant Date. The crediting of the Stock Units to your Account will not entitle you to voting or other rights as a stockholder until shares of Common Stock are issued upon settlement, but will entitle you to receive Dividend Equivalents.

(c)	Vesting. Each grant of Stock Units is subject to vesting. Vesting shall occur as to all Stock Units upon the Company consummating on or before November 30, 2019 an offering of securities, either debt or equity, on terms acceptable to the Company, in its sole discretion, in the aggregate amount of not less than $1.25 million (a “Qualified Financing”)(the “Vesting Date”). There shall be no proportionate vesting in the event the Company consummates a financing in an amount less than $1.25 million.

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(d)	Price Protection. If, on the Vesting Date, the aggregate Market Price of the shares of Common Stock issuable upon settlement of the Units, is less than $1.50 per share, then the Company agrees to grant and issue to you, for no additional consideration, additional Units (“Additional Units”) such that the aggregate Market Price of the Common Stock underlying the Units previously issued, when added to the Market Price of the Common Stock underlying such Additional Units, shall equal at least $15,000 for each completed month of service. For the purposes hereof, “Market Price” at any date shall be deemed to be (i) if the principal trading market for such securities is any exchange, the last reported sale price, on each Trading Day for which determination is made as officially reported on any consolidated tape, (ii) if the principal market for such securities is the over-the-counter market, the closing prices (or, if no closing price, the closing bid price) on such Trading Days as set forth by Nasdaq or the OTC.QB of the OTC Markets Group, Inc. (whichever is the principal market for the Company’s Common Shares) as reported at http://finance.yahoo.com or, (iii) if the security is not quoted on Nasdaq or the OTC.QB, the average bid and asked price as set forth on OTC.Pink of the OTC Markets Group, Inc. listing such securities for such day. Notwithstanding the foregoing, if there is no reported closing price or bid price, as the case may be, on any of the ten trading days preceding the event requiring a determination of Market Price hereunder, then the Market Price shall be determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

(e)	Settlement.

i.	Issuance of Shares of Common Stock. Vested Stock Units will be settled in shares of Common Stock upon or as soon as practicable (A) upon your written request any time after November 30, 2019 or (B) following your Termination Date, whichever occurs first. Upon settlement, subject to Section 2(d)(iv) of this Agreement, the Company shall issue to you, or your estate as applicable, a number of shares of Common Stock equal to the number of vested Stock Units credited to your Account on your Termination Date, taking into account the provisions of Section 2(c) of this Agreement. Notwithstanding anything in the Plan or in this Agreement to the contrary, upon the occurrence of a Change in Control Event, all Stock Units then credited to your Account will be settled and paid out to you on or as soon as practicable after the occurrence of the Change in Control Event, in accordance with the provisions of Code section 409A.

ii.	Forfeiture of Unvested Stock Units. Any Stock Units that are unvested as of your Termination Date shall be forfeited to the Company for no consideration on such Termination Date.

iii.	Registration of Shares. The shares of Common Stock issued in settlement of the Stock Units shall be registered in your name, or, if applicable, in the names of your heirs. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.

iv.	Restrictions on Grant of Stock Units and Issuance of Shares of Common Stock. The grant of the Stock Units and issuance of shares of Common Stock upon settlement of the Stock Units will be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Stock Units, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

v.	Fractional Shares. The Company will not be required to issue fractional shares of Common Stock upon settlement of the Stock Units.

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(f)	Dividend Equivalents. If the Company declares a cash dividend payable to the holders of its Common Stock, as of the payment date for each cash dividend, your Account will be credited with dividend equivalents in the form of additional Stock Units, which shall be fully vested and nonforfeitable when credited and shall otherwise be subject to the same terms and conditions as the Stock Units granted pursuant to this Agreement. The number of additional Stock Units credited to your Account shall be equal to the quotient, rounded down to the nearest whole share, determined by dividing (i) the product of (A) the amount of cash dividend per share of Common Stock multiplied by (B) the number of whole Stock Units credited to your Account as of the record date of the cash dividend, by (ii) the Fair Market Value of a share of Common Stock on the payment date of the dividend.

3.	Restrictions on Transfer. Prior to settlement, you may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any Stock Units, and Stock Units may not be subject to execution, attachment or similar process. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

4.	Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. You will, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in your possession in order to carry out the provisions of this Section.

5.	Tax Withholding. Since you are not an employee of the Company or any Affiliate, the Company is not required to, and the Company will not, deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required to be paid by you as a result of the grant, vesting or settlement of the Stock Units in whole or in part. You expressly acknowledge that you are solely responsible for the payment of any such federal, state, local or foreign taxes, and you may not rely on the Company for any assistance with regard to withholding or paying such taxes.

6.	Adjustments for Corporate Transactions and Other Events.

(a)	Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number and class of securities subject to the Stock Units that are nonvested and forfeitable will, without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Stock Units as a result of the stock dividend, stock split or reverse stock split. Adjustments under this Section 6 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)	Binding Nature of Agreement. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute rights to receive securities received by you in exchange for, or by virtue of your ownership of, the Stock Units, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event, except as otherwise determined by the Committee. If the Stock Units are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, rights to receive securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the rights to receive securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Stock Units.

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7.	Non-Guarantee of Service Relationship. Nothing in the Plan, the EIP or this Agreement alters your service relationship with the Company or shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as an officer, director or key employee for any period of time. This Agreement is not to be construed as a contract of service relationship between the Company and you. This Agreement does not limit in any way the possibility of your separation from the Company in accordance with the By-Law provisions in effect at the relevant time, whether or not such removal results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

8.	Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the Stock Units until such shares of Common Stock have been issued to you upon settlement of the Stock Units. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate or certificates are issued, except as provided in Sections 2(e) and 6 of this Agreement.

9.	The Company’s Rights. The existence of the Stock Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.	Entire Agreement. This Agreement, inclusive of the Plan and the EIP incorporated into this Agreement, contains the entire agreement between you and the Company with respect to the Stock Units. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Stock Units are superseded by this Agreement and are void and ineffective for all purposes.

11.	Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan and the EIP. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan or the EIP, as applicable, will govern.

12.	Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Stock Units as determined in the discretion of the Committee, except as provided in the Plan, the EIP or in any other written document signed by you and the Company.

13.	Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Colorado, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Stock Units will be brought in the federal or state courts in the districts which include Denver, Colorado, and you agree and submit to the personal jurisdiction and venue thereof.

14.	Unfunded Status. The Stock Units and the Account to which they are credited are intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation arrangement for a select group of management of the Company under the Employee Retirement Income Security Act of 1974, as amended. Your settlement rights pursuant to this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

15.	Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

16.	Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

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GLOSSARY

(a) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Committee.

(b) “Annual Retainer” has the meaning ascribed thereto in the Plan.

(c) “Board” or “Board of Directors” means the Board of Directors of the Company.

(d) “Change in Control” means (1) the acquisition (other than from the Company) in one or more transactions by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (2) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (3) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock.

(e) “Change in Control Event” has the meaning ascribed thereto under Code section 409A(a)(2)(A)(v) with respect to a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(g) “Committee” means the “Plan Administrator” as defined under the Plan.

(h) “Company” means Magellan Gold Corporation., a Nevada corporation.

(i) “Cyclical Equity Grant” has the meaning ascribed thereto in the Plan.

(j) “Disability” means the inability to perform services on the Board by reason of any medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of not less than twelve months. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

(l) “Fair Market Value” means, with respect to a share of the Common Stock on the relevant date, the closing price, regular way, reported on the New York Stock Exchange or if no sales of the Common Stock are reported on the New York Stock Exchange for that date, the closing price for the last previous day for which sales were reported on the New York Stock Exchange. If the Common Stock is no longer listed on the New York Stock Exchange, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for the purposes of the Plan. For all purposes under the Plan, the term “relevant date” as used in this definition of Fair Market Value means the date as of which Fair Market Value is to be determined.

(m) “Non-Employee Director” means a member of the Board who, at the time of his or her service, is not an employee of the Company or any Affiliate.

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(n) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.

(o) “Termination Date” means the date on which you cease your service relationship with the Company.

(p) “You”; “Your”. You means the recipient of the Stock Units as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Stock Units may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer this      day of                      , 20      .

MAGELLAN GOLD CORPORATION

By:___________________________

Date: _________________________

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

AWARD RECIPIENT

_________________________________________

Date: ____________________________________

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Exhibit 10.2

# MAGELLAN

GOLD CORPORATION

OTCQB: MAGE

MANAGEMENT PRESENTATION

JULY 2019

MANAGEMENT PRESENTATION JULY 2019

Certain of the statements made and information contained in this presentation may contain forward - looking information within the meaning of applicable United States securities laws . Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward - looking statements . Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission . Cautionary Note to U . S . Investors : The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce . Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves . We use certain terms in this presentation, such as “resources”, “geologic resources”, ”measured”, ”indicated” and “inferred”, that the SEC guidelines strictly prohibit us from including in our filings with the SEC . U . S . investors are urged to consider closely the disclosure in our latest Form 10 - K and other reports filed with the SEC . You can review and obtain copies of these filings from the SEC’s website at http : //www . sec . gov/edgar . shtml . 2 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM FORWARD LOOKING STATEMENT

OVERVIEW □ Magellan Gold Corporation (OTCQB : MAGE) is a US public enterprise focused on exploration and development of gold and silver mines . □ Magellan has an experienced management team capable of successfully executing the Company’s goals . □ Magellan has completed acquisition of the operational SDA Processing Plant ; located in San Dieguito de Ariba, in the State of Nayarit, Mexico . □ Magellan controls two resources : a silver resource in Arizona, and a gold - silver resource in Nayarit, Mexico . □ Magellan is developing plans to start production from the El Dorado gold - silver resource that is in the state of Nayarit, using the SDA plant to process the extracted ore . 3 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM

VISION 4 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM • To gain entry level precious metal production in the first half of 2020 • To Develop a Multi - Million Ounce Precious Metals Portfolio by the end of 2020 STRATEGY • Gain near term stable production for the SDA plant (Magellan owned flotation facility, located in San Dieguito de Ariba, Nayarit, Mexico) • Continue to acquire and develop properties that will add profitable production through processing ore in the SDA plant • Continue to review and select properties that will yield potential metal production from mining operations VISION & STRATEGY

# GENERAL LOCATION MAP

MAGELLAN
GOLD CORPORATION

DENVER
SAN FRANCISCO
LOS ANGELES
YUMA
ACQUIRED
SILVER DISTRICT Ag,Pb,Zn
DRILLED RESOURCE
Ag,Au
MAZATLAN
ACQUIRED
SDA PLANT
DRILLED RESOURCE
Au,AG
ACQUIRED
ELDORADO Au,AG
PROSPECT
Ag,Pb,Zn
PROSPECT
Cu,Pb,Zn,Au,Ag
MEXICO CITY

MAGELLAN CONTROLLED
CURRENTLY UNDER REVIEW

WWW.MAGELLANGOLDCORP.COM
OTCQB: MAGE
5

GENERAL LOCATION MAP DRILLED RESOURCE Ag,Au ACQUIRED EL DORADO Au,AG PROSPECT C u , P b , Z n , A u , A g DRILLED RESOURCE Au,AG ACQUIRED SDA PLANT ACQUIRED SILVER DISTRICT Ag,Pb,Zn MAGELLAN C O N T R O L L E D CURRENTLY UNDER REVIEW MAZATLAN YUMA MEXICO CITY DENVER SAN FRANCISCO LOS ANGELES PROSPECT Ag,Pb,Zn 5 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM

SDA MILL: DESCRIPTION □ Two product differential flotation plant – fully operational and permitted □ Small batch leach circuit for processing high grade oxide ores □ 10 Years of operating history processing internally mined ore and toll processing third party ores □ Processing capacity of 100 to 150 tonnes per day, depending on the required grind □ Plant laboratory capable of processing 50 samples per day □ The plant and laboratory is sufficiently staffed for a 24 - hours per day, seven - days per week operation 6 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM

SDA MILL: STRATEGY □ Acquire a steady source of feed for the SDA plant; mined ore and area toll milling opportunities □ Use the proceeds from the plant operation to acquire other properties near the SDA plant that show a reasonable chance of near term production □ Add a continuous CN circuit to the SDA plant to enable the processing of oxide ores that exist in the SDA/Nayarit plant area □ Make lab service available to the local artisanal miners which should build a working relationship with the miners, and Magellan will get an insight to the ore grades that they are investigating. 7 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM

EL DORADO: AU - AG MINING CONCESSION □ Signed agreements to acquire 50 - hectare El Dorado mining concession, and the Minetas Ejido for land usage. □ The project is located 50 km south of SDA Mill. □ Historical production of high grade Au - Ag ore from epithermal veins at El Hundido and El Dorado mines. Past metallurgical results indicate the ore is amenable to floatation yielding a bulk concentrate. □ Drilling 2010 - 20 1 along strike from the old mines identified new resources with reasonable grades and widths for underground mining. □ Initial mine planning indicates that the mine could supply 100 - percent of the daily feed required by the SDA plant. □ The initial mine re - opening operation could be started in 4Q2019. □ The El Dorado vein system extends over 3 - kilometers along strike and offers additional exploration upside. Targets include high grade veins minable underground and lower grade bulk - minable stockwork zones. 8 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM

MAGELLAN
GOLD CORPORATION

# EL DORADO: MINERALIZATION, GEOGRAPHY, LOCATION

N
W
E
S
0
100
200
Graphic scale in meters
EL DORADO
T-166132
EL DORADO VEIN

WWW.MAGELLANGOLDCORP.COM
OTCQB: MAGE
9

EL DORADO: MINERALIZATION, GEOGRAPHY, LOCATION 9 OTCQB: MAGE WWW.MAGELLANGOLDCORP.COM

# EL DORADO: LONG SECTION SHOWING DRILL RESULTS

MAGELLAN GOLD CORPORATION

SW
NE
EL HUNDIDO MINE
EL DORADO MINE
DOR-10-8
3.9
(0.57)
DOR-10-9
6.2
(0.82)
Road
Shaft
Level 15
Level 23
STOPE
DOR-10-4
DOR-10-3
9.1
(1.8)
DOR-10-7
13.9
(1.45)
0 masl
MINERALIZED ZONE
DOR-10-1
7.6
(1.03)
DOR-10-25
0.5
(8.6)
DOR-10-20
3.0
(2.0)
DOR-10-5
7.2
(1.9)
STOPE
DOR-10-10
8.6
(2.3)
DOR-11-19
49.8
(3.0)
DOR-10-6
5.9
(0.52)
DOR-10-2
.16
(6.0)
DOR-10-26
3.6
(1.2)
DOR-10-14
4.7
(3.8)
DOR-10-11
7.8
(11.2)
DOR-11-17
1.5
(1.26)
DOR-10-13
4.7
(1.84)
DOR-11-27
0.2
(3.2)
-100 masl
-200 masl
DOR-11-18
EL DORADO VEIN
LONGITUDINAL SECTION
NE 50º SW LOOKING NW
LEGEND
• DRILLED HOLES
7.8 Au eq - grams/ton
(11.2) True width - meters
0 50 100
METERS

WWW.MAGELLANGOLDCORP.COM
OTCQB: MAGE
10

EL DORADO: LONG SECTION SHOWING DRILL RESULTS OTCQB: MAGE 10 WWW.MAGELLANGOLDCORP.COM

EL DORADO: RESOURCE □ 28 holes totalling 4,950 meters drilled in 2010 - 20 1 by TSX.V company. □ Drilling intersected multiple steeply - dipping mineralized zones extending from near - surface to a drilled depth of 150 meters. □ The resource, non 43 - 101 compliant , was developed using the following criteria: □ Core inspection, core photos, and drill sections were used to verify the continuity displayed in the long section □ Widths and grades capped to the 92.5 - percentile □ 25 - Meter maximum radius for polygonal development □ The following resource description is non 43 - 101 compliant : □ In - Situ Ore Blocks: 109,000 - tonnes at 5.5 - gpt Au, 133.0 - gpt Ag □ Minimum mining width is 2.4 - meters □ In - stope dilution: 1 7,500 - tonnes at 4.9 - gpt Au, 1 8.0 - gpt Ag □ Mineable resource using all blocks (including ore losses): 1 1,000 - tonnes 4.7 - gpt Au, 1 2.4 - gpt Ag □ Stoping will be accomplished using the Archibald Cut and Fill method □ Economic mineable resource using current criteria: 52,000 - tonnes, 6.0 - gpt Au, 132.9 - gpt Ag OTCQB: MAGE 11 WWW.MAGELLANGOLDCORP.COM

EL DORADO: PLANNED WORK GENERAL PLAN: Re - open the El Hundido underground workings to confirm the results of the 2010 - 20 1 exploration program. In - situ ore that is accessed during the reopening will be mined and transported to the SDA plant for processing. Satisfactory results from the re - opening will result in continued exploration west along strike. □ Finalize the planning and analysis for the operation of reopening the mine. □ Pursue acquiring other concessions in the area. □ Start the permitting process for the El Dorado mine area (Semarnat, Explosives, Conagua). Permitting will take approximately one - year for a mine this size. □ Develop surface, infrastructure and underground plans. □ Locate and negotiate for the small fleet of mining equipment required, including the equipment required for ventilation, power, compressed air and mine drainage. □ Contact exploration companies to determine availability and cost of continued drilling west along strike. OTCQB: MAGE 12 WWW.MAGELLANGOLDCORP.COM

SILVER DISTRICT: HISTORY and LOCATION

MAGELLAN
GOLD CORPORATION

EXPLANATION
BLM Lands/Wilderness Area
State Lands
National Wildlife Refuge
U.S. Military Reservation
0
10
MILES
TRIGO MTNS.
SILVER DISTRICT
CLIP
RED CLOUD
BLACK ROCK
Kingman
ARIZONA
Phoenix
Morenci
Ajo
Tucson
AREA OF DETAIL
CHOCOLATE MOUNTAINS
Martinez Lake
CARGO MUCHACHO MTNS.
Imperial Dam
Southern Pacific Railway
N
CALIFORNIA
ARIZONA
Dome Valley
To San Diego
I-8
CALIFORNIA
MEXICO
YUMA
95
MEXICO
ARIZONA
To Phoenix
To Tucson

WWW.MAGELLANGOLDCORP.COM
OTCQB: MAGE
13

SILVER DISTRICT: HISTORY and LOCATION □ The Silver District was discovered in 1862. Historic recorded production during 1883 - 1893 was 1.56 million ounces silver and 2.3 million pounds lead. This production came mainly from underground operations at the Red Cloud and Clip mines. □ From 1973 - 1992, New Jersey Zinc Company and Orbex Minerals Ltd and its successor companies drilled 465 shallow holes for an aggregate length of 62,866 feet, conducted metallurgical test work and carried out scoping studies. In 1991, silver resources were estimated as 3,560,2 1 tons grading 4.46 opt silver (15,883,500 ounces contained silver). Ƒ In 2014, Magellan drilled 3 holes, one of which was designed to confirm results of historic drilling. Magellan core hole PA - 1 at the Papago deposit intersected 90 ft grading 6 . 05 opt silver . which compares favorably to the historic RC hole result of 90 feet grading 5 . 78 - opt silver . OTCQB: MAGE 13 WWW.MAGELLANGOLDCORP.COM

# SILVER DISTRICT: VEINS

MAGELLAN GOLD CORPORATION

BLACKROCK VEIN AND WORKINGS

PACIFIC VEIN OUTCROP

DRILLING 2014 PAPAGO

DRILLING 2014 RED CLOUD

WWW.MAGELLANGOLDCORP.COM OTCQB: MAGE 14

SILVER DISTRICT: VEINS BLACK ROCK VEIN AND WORKINGS PACIFIC VEIN OUTCROP DRILLING 2014 PAPAGO OTCQB: MAGE 14 WWW.MAGELLANGOLDCORP.COM DRILLING 2014 RED CLOUD

MAGELLAN
GOLD CORPORATION

## MAGELLAN GOLD CORPORATION

| | |
|---|---|
| Trading symbol : | MAGE (OTCQB) |
| Trading range (52 weeks) : | $0.80 to $3.80 |
| Market capitalization ($2.00) : | $7.1 million |
| Shares issued & outstanding : | 3.60 million |
| Shares fully diluted : | 4.53 million |
| Warrants : | 300k, $1.00, expiration July 31, 2019 |
| | 300k, $3.00, expiration August 2019 |
| Stock Options | 72k, $2.00, expiration 2027 |
| Convertible Note Shares : | 325k, $1.00 &$1.25, convertible in 2019 |
| Largest shareholder (individual): | 40.5% |
| Management : | 21.5% |

WWW.MAGELLANGOLDCORP.COM OTCQB: MAGE 15

CAPITAL STRUCT (POST 1:50 REVERSE SPLIT IN JAN 2019) Trading symbol : Trading range (52 weeks) : Market capitalization ($2.00) : Shares issued & outstanding : Shares fully diluted : Warrants : OTCQB: MAGE 15 WWW.MAGELLANGOLDCORP.COM Stock Options Convertible Note Shares : Largest shareholder (individual): Management : MAGE (OTCQB) $0.80 to $3.80 $7.1 million 3.60 million 4.53 million 300k, $1.00, expiration July 31, 2019 300k, $3.00, expiration August 2019 72k, $2.00, expiration 2027 325k, $1.00 & $1.25, convertible in 2019 40.5% 21.5% MAGELLAN GOLD CORPORATION

INVESTMENT SUMMARY □ Magellan is an exploration and development company focused on precious metal production. □ Magellan’s management team has extensive experience in developing and advancing mineral assets to production. □ The SDA Mill and El Dorado mining operation will transform Magellan into a production company. Mine Development in 4Q2019 with possible production in first half of 2020. □ Our strategy is to build production through acquisition of near production sources of high - grade gold and silver ore that can be processed with the SDA Plant. El Dorado is the initial acquisition that appears to fit our strategy. Other attractive properties have recently been identified and are under current review. □ Magellan has been “under the radar” and has a small float and small market capitalization. 1:50 reverse split (Jan 7, 2019) has been positively received. OTCQB: MAGE 16 WWW.MAGELLANGOLDCORP.COM

EXPERIENCED MANAGEMENT OTCQB: MAGE 17 WWW.MAGELLANGOLDCORP.COM David Drips, President, CEO and Director A graduate of Colorado School of Mines, BS Mining Engineering, with over 45 years of experience in the mining and contracting industries . Mr . Drips has experience with the operation of underground and surface mines, gassy and non - gassy mines, flotation, SX/EW and hydro - metallurgical plants . David has worked at projects in ten foreign countries, managing the business units, and dealing with foreign labor unions in some cases. Mr. Drips has worked with Hecla, Pan American Silver, Endeavour Silver, Breakwater Resources, and Golden Minerals. Frank Pastorino, COO Mr. Pastorino has an MBA from the University of Louisville. Frank has been involved with the mining industry for over fifteen years, working at projects in four foreign countries . Mr . Pastorino has experience with surface mining operations, floatation plants and all facets of the required business units . His experience includes the financing and marketing associated with start - up projects . Frank has worked with Kapan Ore Mining and processing, Global Gold Mining LLC, and MBMI Resources . Joaquin Rodriguez, Consulting Geologist Mr . Rodriguez graduated from Universidad Autónoma de Chihuahua, Chihuahua in 1987 with a degree in Geology . Joaquin has worked in the mining industry for 32 - years, holding the positions of mine geologist, exploration geologist, mine manager, and mining consultant . Joaquin has been responsible for large scale exploration programs, production geology programs, and mine planning and management . Mr . Rodriguez has worked with Chihuahua Bureau of Mines, Minera Glamis, Minera Williams, and Golden Minerals .

EXPERIENCED MANAGEMENT OTCQB: MAGE 18 WWW.MAGELLANGOLDCORP.COM Michael Martinez, CFO, Secretary and Treasurer Michael P . Martinez, CPA, was appointed CFO, Secretary and Treasurer in September 2017 . He brings 25 years of financial management and accounting experience with private and public companies . Currently Mr . Martinez is CFO of GandyDancer, LLC, a company that operates in heavy construction . Previously he worked as a senior financial manager with Ernest Healthcare, served as CFO of Santa Fe Gold Corporation, and was employed as a financial officer for an aerospace manufacturer . Early in his career, Mr . Martinez served as a staff accountant for KPMG Peat Marwick . Mr . Martinez graduated Cum Laude from the University of Arizona with a B . S . in Business Administration . He is a certified public accountant and a member of the New Mexico Society of CPAs . John Power, Director John C . Power, co - founder and director of the Company, has served in senior capacities since the Company’s inception in 2010 . Mr . Power has 30 years experience in managing public and private companies across diverse industries including mining, oil and gas, real estate, broadcasting and a closed - end mutual fund . Mr Power also is president and a director of Athena Silver Corporation (OTCBB : AHNR) and serves as co - manager of Silver Saddle Resources, LLC . , a private exploration company . Mr . Power attended Occidental College and the University of California at Davis .

W WW . M A GE LL A N G O L D C O R P . C O M O T C Q B : M A G E 19 www.magellangoldcorp.com David E Drips, President & CEO dedrips@msn.com

Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒   QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2019

☐  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number: 333-174287

MAGELLAN GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	27-3566922 (IRS Employer Identification Number)

500 Marquette Avenue NW, Ste. 1200 Albuquerque, NM 87102 (Address of principal executive offices)	87102 (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

On August 15, 2019, there were 3,599,003 shares of the registrant’s common stock, $.001 par value, issued and outstanding.

MAGELLAN GOLD CORPORATION

Form 10-Q June 30, 2019

i

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

MAGELLAN GOLD CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash	$1,847	$4,862
Investment in Rio Silver equities	73,331	70,609
Prepaid expenses and other current assets	34,696	44,746
Total current assets	109,874	120,217

Mineral rights, net of impairment	99,405	48,164

Property, plant and equipment, net of accumulated depreciation of $192,084 and $130,644, respectively	1,016,571	1,054,381

Other assets:
Prepaid expenses and other assets	377,375	301,158

Total assets	$1,603,225	$1,523,920

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$580,297	$540,593
Accrued liabilities	388,897	206,948
Line of credit - related party	858,016	852,500
Notes payable - related parties, net	1,404,549	1,385,000
Note payable, net	112,058	110,000
Convertible note payable - related party	150,000	150,000
Convertible notes payable	205,000	205,000
Accrued interest - related parties	544,903	420,458
Accrued interest	28,339	13,926
Advances payable, related party	250,988	24,764
Advances payable, third party	32,500	–
Total current liabilities	4,555,547	3,909,189

Long term liabilities:
Other long term liabilities	5,311	–
Asset retirement obligation	118,573	116,149
Total liabilities	4,679,431	4,025,338

Commitments and contingencies

Shareholders' deficit:
Preferred shares, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding	–	–
Common shares, $0.001 par value; 1,000,000,000 shares authorized, 3,599,003 and 3,264,752 shares issued and outstanding, respectively	3,599	3,265
Additional paid-in capital	4,567,598	4,310,699
Accumulated other comprehensive loss	(88,770)	(108,858)
Accumulated deficit	(7,558,633)	(6,706,524)
Shareholders' deficit	(3,076,206)	(2,501,418)
Total liabilities and shareholders' deficit	$1,603,225	$1,523,920

See accompanying notes to the unaudited consolidated financial statements

3

MAGELLAN GOLD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues, net	$–	$122,829	$32,500	$122,829
Operating costs and expenses:
Cost of sales	73,849	254,202	168,645	254,202
Exploration costs	–	3,255	–	10,035
General and administrative expenses	313,554	203,886	484,972	425,330
Depreciation and amortization	30,802	29,990	61,440	61,025
Total operating costs and expenses	418,205	491,333	715,057	750,592

Operating loss	(418,205)	(368,504)	(682,557)	(627,763)

Other income (expense):
Interest expense	(96,026)	(394,201)	(170,031)	(477,950)
Foreign currency exchange gain (loss)	(2,243)	343	(2,243)	343
Loss on extinguishment of debt	–	(73,250)	–	(73,250)
Gain on change in derivative liability	–	286,919	–	286,919
Unrealized gain (loss) on available-for-sale securities	1,256	(23,041)	2,722	(25,876)
Total other income (expense)	(97,013)	(203,230)	(169,552)	(289,814)

Net loss	(515,218)	(571,734)	(852,109)	(917,577)

Other comprehensive income (loss):
Foreign currency translation	9,871	(118,944)	20,088	(38,595)

Net comprehensive loss	$(505,347)	$(690,678)	$(832,021)	$(956,172)

Basic and diluted net loss per common share	$(0.14)	$(0.26)	$(0.24)	$(0.44)

Basic and diluted weighted-average common shares outstanding	3,558,014	2,204,485	3,478,800	2,082,291

See accompanying notes to the unaudited consolidated financial statements

4

MAGELLAN GOLD CORPORATION

Consolidated Statements of Shareholders' Deficit

For the six months ended June 30, 2019 and 2018

(unaudited)

	Preferred Stock		Common Stock		Additional Paid - in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Par Value	Capital	Gain (Loss)	Deficit	Total

Balance, December 31, 2017	–	$–	1,911,628	$1,912	$2,897,539	$(87,570)	$(4,059,888)	$(1,248,007)

Sales of common stock and warrants	–	–	230,000	230	229,770	–	–	230,000
Net loss	–	–	–	–	–	–	(345,843)	(345,843)
Other comprehensive gain	–	–	–	–	–	80,349	–	80,349
Balance, March 31, 2018	–	–	2,141,628	2,142	3,127,309	(7,221)	(4,405,731)	(1,283,501)

Sales of common stock and warrants	–	–	20,000	20	19,980	–	–	20,000
Exercise of warrants	–	–	80,000	80	79,920	–	–	80,000
Conversion of debt - related party	–	–	100,000	100	99,900	–	–	100,000
Resolution of derivative liability	–	–	–	–	8,081	–	–	8,081
Net loss	–	–	–	–	–	–	(571,734)	(571,734)
Other comprehensive loss	–	–	–	–	–	(118,944)	–	(118,944)
Balance, June 30, 2018	–	$–	2,341,628	$2,342	$3,335,190	$(126,165)	$(4,977,465)	$(1,766,098)

Balance, December 31, 2018	–	$–	3,264,752	$3,265	$4,310,699	$(108,858)	$(6,706,524)	$(2,501,418)

Sales of common stock and warrants	–	–	30,000	30	29,970	–	–	30,000
Stock issued for services	–	–	60,000	60	35,040	–	–	35,100
Stock issued for liabilities	–	–	21,692	22	37,611	–	–	37,633
Stock issued for deemed dividend	–	–	45,559	45	(45)	–	–	–
Net loss	–	–	–	–	–	–	(336,891)	(336,891)
Other comprehensive gain	–	–	–	–	–	10,217	–	10,217
Balance, March 31, 2019	–	–	3,422,003	3,422	4,413,275	(98,641)	(7,043,415)	(2,725,359)

Stock issued for services	–	–	177,000	177	154,323	–	–	154,500
Net loss	–	–	–	–	–	–	(515,218)	(515,218)
Other comprehensive gain	–	–	–	–	–	9,871	–	9,871
Balance, June 30, 2019	–	$–	3,599,003	$3,599	$4,567,598	$(88,770)	$(7,558,633)	$(3,076,206)

See accompanying notes to the unaudited consolidated financial statements

5

MAGELLAN GOLD CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months ended June 30,
	2019	2018
Operating activities:
Net loss	$(852,109)	$(917,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discounts on notes payable	27,123	366,795
Amortization of service contracts	–	81,250
Depreciation and amortization expense	61,440	61,025
Stock based compensation	189,600	–
Loss on settlement of liabilities	758	–
Loss on extinguishment of debt	–	73,250
(Gain) loss on investment	(2,722)	25,876
Gain on change in derivative liability	–	(286,919)
Changes in operating assets and liabilities:
Due from Rose Petroleum	–	27,147
Prepaid expenses and other assets	(34,199)	(72,005)
Accounts payable and accrued liabilities	147,374	236,918
Accrued liabilities	180,292	–
Accrued interest	138,858	97,894
Net cash used in operating activities	(143,585)	(306,346)

Investing activities:
Payment for other assets	(25,000)	–
Payment of installment on El Dorado acquisition	(50,000)	–
Net cash used in investing activities	(75,000)	–

Financing activities:
Proceeds from advances from related parties	232,800	56,192
Proceeds from advances from third parties	32,500	–
Payments on advances from related parties	(77,371)	–
Payments of notes payable - related parties	–	(50,000)
Proceeds from sale of common stock and warrants	30,000	330,000
Net cash provided by financing activities	217,929	336,192

Effect of foreign currency exchange	(2,359)	(28,237)

Net change in cash	(3,015)	1,609
Cash at beginning of period	4,862	421
Cash at end of period	$1,847	$2,030

Supplemental disclosure of cash flow information
Cash paid for interest	$–	$12,357
Cash paid for income taxes	$–	$–

Non-cash financing and investing activities:
Conversion of line of credit to common stock	$–	$100,000
Common stock issued for settlement of liabilities	$36,875	$–
Expenses paid by related party credit cards	$70,795	$–
Additions of assets under operating lease obligations	$6,968	$–
Reclassifications of derivative liability to additional paid-in capital	$–	$8,081

See accompanying notes to the unaudited consolidated financial statements

6

MAGELLAN GOLD CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Organization, Basis of Presentation, and Nature of Operations

Organization and Nature of Operations

Magellan Gold Corporation (“we” “our”, “us”, the “Company” or “Magellan”) was incorporated on September 28, 2010, under the laws of the State of Nevada. Our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether the properties to which we have mining rights contain mineral reserves that are economically recoverable.

On January 3, 2019, the Financial Industry Regulatory Authority (“FINRA”) informed Magellan Gold Corporation, a Nevada corporation (the “Company”) that a 1-for-50 reverse split of the Company’s common stock, previously disclosed in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2017, would be effective at the market open on January 7, 2019. The stock split has been retroactively adjusted throughout these financial statements and footnotes.

On November 30, 2017, the Company purchased from Rose Petroleum plc (“Rose”) a mineral processing mill operation located in the state of Nayarit, Mexico (the “SDA Mill”) as well as its associated assets, licenses and agreements.

The total purchase price for the SDA Mill was determined to be $1,476,025 which consisted of $850,000 cash, a $50,000 promissory note, the $50,000 non-refundable option payment, the $100,000 paid for the option-to-purchase extension, and 284,017 shares of common stock (the “Shares”) with a fair value of $426,025. The note was non-interest bearing and was paid in full April 12, 2018.

Rose owned 1 share of Series A capital stock of Minerales Vane S.A. de C.V. (“Minerales Vane 1”) and Vane Minerals (UK) Limited (“Vane UK”) owned 49,999 shares of Series A capital stock and 26,524,000 shares of Series B capital stock of Minerales Vane 1.

Prior to closing, all of the assets and operations related to the SDA Mill were transferred to a newly incorporated entity, Minerales Vane 2 S.A. de C.V. (“Minerales Vane 2”). Magellan purchased 100% of the issued and outstanding shares of Minerales Vane 2. Effective November 30, 2017, the Company’s newly incorporated wholly-owned subsidiary, Magellan Acquisition Corporation (“MAC”), acquired Minerales Vane 2.

On October 17, 2017, the Company amended the agreement to include the acquisition of Minerales VANE Operaciones ("MVO") for $2,500 as soon as practicable following the closing of the acquisition of the SDA Mill. The purpose of acquiring MVO is that it is the sister entity that employs all employees of the SDA mill. In January 2018 the Company paid the purchase price and obtained legal control of MVO. The acquisition of MVO did not result in the acquisition of any additional assets or liabilities.

Our primary focus with the acquisition of the SDA Mill in Mexico is to transform Magellan into a production company with its El Dorado concession and to continue to advance our Arizona silver project towards resource definition and eventual development, and possibly to acquire additional mineral rights and conduct additional exploration, development and permitting activities. Our mineral lease payments, permitting applications and exploration and development efforts will require additional capital. We rely upon the sale of our securities as well as advances and loans from executive management and significant shareholders to fund our operations as we have not generated any significant revenue.

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Basis of Presentation

We prepare our financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying unaudited interim consolidated financial statements have been prepared in accordance with GAAP for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2019 are not necessarily indicative of the results for the full year. While we believe that the disclosures presented herein are adequate and not misleading, these interim financial statements should be read in conjunction with the audited financial statements and the footnotes thereto contained in our annual report on Form 10-K for the year ended December 31, 2018.

Our consolidated financial statements include our accounts and the accounts of our 100% owned subsidiaries, Gulf + Western Industries, Inc., Magellan Acquisition Corporation, Minerales Vane 2, S.A. de C.V., and Minerales Vane Operaciones, S.A de C.V. All intercompany transactions and balances have been eliminated. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassification

Certain reclassifications have been made to the prior periods to conform to the current period presentation.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, The Company adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

On adoption, the Company recognized additional operating liabilities of $6,968, with corresponding Right of Use assets of approximately the same amount based on the present value of the remaining minimum rental payments under current leasing standards for its existing operating leases.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, the Company will not recognize ROU assets or lease liabilities. The Company also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.

On June 20, 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The Company adopted this standard in the first quarter of 2019. The adoption had no impact on the Company’s historic financial statements.

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Liquidity and Going Concern

Our consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our consolidated financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At June 30, 2019 we had a working capital deficit, we had not yet generated any significant revenues or achieved profitable operations and we have accumulated losses of $7,558,633. We expect to incur further losses in the development of our business, all of which raises substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due.

We anticipate that additional funding will be in the form of additional loans from officers, directors or significant shareholders, or equity financing from the sale of our common stock but cannot assure than any future financings will occur.

Note 2 – Mineral Rights and Properties

El Dorado

The Company entered into an agreement giving it the right to acquire the El Dorado Gold-Silver Property, a 50 hectare mining concession located near the village of Las Minitas, which lies 50 kilometers south of Magellan’s SDA Flotation Plant at Acaponeta, Nayarit State. The Company plans to truck the ore from El Dorado to the SDA Plant for processing.

Magellan has concluded an agreement with Ingenieros Mineros, S.A. de C.V., the owner of the El Dorado mining concession giving the Company the right to acquire the concession by making staged six-monthly option payments over two years towards an end purchase price of $800,000 (plus 16% IVA). No royalties are payable. Magellan has the right to begin production during the term of the agreement. The Company has made the initial option payment of $50,000 (plus 16% IVA) during the year ended December 31, 2018. An additional $50,000 was paid during the six months ended June 30, 2019. The Company’s next installment payment of $75,000 is due on August 15, 2019.

In addition, the Company entered into an agreement to purchase a comprehensive El Dorado data package including diamond drill core and technical information for a price of $120,000, payable in cash and Magellan common stock. As of December 31, 2018, $10,000 of cash and 20,261 shares of common stock, with an issuance day fair value of $18,235, have been issued. As of June 30, 2019, $40,000 in cash and $30,000 in stock is due and payable under this agreement.

At June 30, 2019 and December 31, 2018, our mineral rights and properties were $99,405 and $48,164 (after currency adjustment), respectively associated with our El Dorado project.

Silver District

In August 2012, we entered into an option agreement with Columbus Exploration f/k/a Columbus Silver Corporation, which granted us the right to acquire all of Columbus’ interest in its Silver District properties located in La Paz County, Arizona. We paid Columbus an initial $63,200 on signing of the option and a further $50,000 in December 2012. We paid other patented and unpatented mining claim purchase and lease obligations in 2013 and 2014 to maintain the project claims and leases in good standing. On December 31, 2014, we paid an additional $100,000 to Columbus Exploration to acquire all of Columbus’ interest in its Silver District properties located in La Paz County, Arizona. The properties acquired from Columbus were assigned into our subsidiary Gulf+Western Industries, Inc. and our total acquisition cost capitalized was $323,200.

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The Silver District property consists of 110 unpatented lode and mill site mining claims, six patented lode claims, and an Arizona State Exploration Permit, all of which are held directly or under lease agreements, totaling over 2,000 acres. Certain of the claims are subject to third party net smelter royalties and/or net profits of varying percentages.

In August 2018, we renewed the BLM lode and mill site claims in La Paz County, Arizona with the Bureau of Land Management and these claims will remain in good standing through August 31, 2019. Additionally, in both August 2018 and 2019, we made advance minimum royalty payments of $10,000 to a third-party landowner on the Red Cloud lease, which includes the Red Cloud Patented claim and two BLM lode claims. We also expanded the Arizona State Exploration Permit to approximately 334.85 acres on the Arizona State section that comprises part of our Silver District land package and are current on our obligations under this permit.

On July 9, 2015, G+W entered into two Lease and Purchase Agreements (“Agreements”) with an individual that grant the Company certain exploration and mining rights for two patented lode claims located in the Silver District, La Paz County, Arizona. The Agreements provide for scheduled variable annual advance minimum royalty payments to the lessor. In addition, the Agreements have an initial term of 20 years, and provide for the purchase of the properties for $125,000 each during the term of the lease, net of any advance royalty payments made up to the date of the purchase. The Company paid the initial advance royalty payments totaling $3,000 and advance royalty payments of $3,000 to maintain these Agreements. Due to an uncertainty associated with the clarification of the legal title for these two patented lode claims, these payments have not been capitalized as mining rights, and therefore are included in exploration costs during the period in which the obligation was due.

During the year ended December 31, 2018 the Company fully impaired its capitalized asset of $323,200 related to the Sliver District project.

Note 3 – Acquisition of SDA Mill

On March 3, 2017 the Company entered into a Memorandum of Understanding (“MOU”) with Rose Petroleum plc (“Rose”), a multi-asset natural resource business, to purchase an operating floatation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements (together, the “SDA Mill”) located in the State of Nayarit, Mexico.

Prior to closing, all of the assets and operations related to the SDA Mill were transferred to a newly incorporated entity, Minerales Vane 2 S.A. de C.V. (“Minerales Vane 2”). Effective November 30, 2017, the Company’s newly incorporated wholly-owned subsidiary, Magellan Acquisition Corporation (“MAC”), acquired 100% of the issued and outstanding shares of Minerales Vane 2.

The total purchase price for the SDA Mill was determined to be $1,476,025 which consisted of $850,000 cash, a $50,000 promissory note, the $50,000 non-refundable option payment, the $100,000 paid for the option-to-purchase extension, and 284,017 shares of common stock (the “Shares”) with a fair value of $426,025. The note was non-interest bearing and was paid in full April 12, 2018. This note was grouped with Notes Payable Related Party due to Rose’s share ownership in the Company.

Subsequent to the purchase of the SDA Mill, the Company and Rose Petroleum executed an IVA Agreement which implemented the provisions of the Stock Purchase Agreement with respect to the payment of the IVA Tax assessed by the Mexican taxing authorities on the sale and purchase of the IVA Mill. Under the terms of the IVA Agreement, Rose Petroleum advanced the IVA tax, in Mexican Pesos, for the payment of the IVA tax, approximately $260,000. The Company has agreed that all future tax credits or refunds that it receives from the Mexican taxing authority will be paid over to Rose until such time as Rose has recouped the advance, in full. Mr. Carson executed a Guaranty of the Company's obligations under the IVA Agreement effective March 8, 2018. Mr. Carson’s guaranty was released and discharged in January 2019.

In March 2018, the Company and Rose Petroleum, plc satisfied their respective obligations for payment of Mexican VAT on purchase of the SDA Mill, as required under terms of the Stock Purchase Agreement. The acquisition of Minerales Vane 2 has been accounted for as a business combination whereby the purchase price was allocated to assets acquired and liabilities assumed. The Company performed a valuation analysis of the fair market value the SDA Mill’s assets and liabilities.

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In January 2019 the Company and Rose Petroleum entered into an agreement whereby any and all obligations of Magellan or its subsidiaries to make truck installment purchase payments shall be deemed satisfied in full, and Magellan shall be deemed released from any further liability therefor. The personal guaranty of W. Pierce Carson under the provisions of the IVA Agreement dated November 30, 2017 was also released and discharged.

Note 4 - Fair Value of Financial Instruments

Financial assets and liabilities recorded at fair value in our consolidated balance sheets are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1— Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2— Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3— Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value at	Fair Value Measurement at June 30, 2019
	June 30, 2019	Level 1	Level 2	Level 3
Investment in Rio Silver equities	$73,331	$73,331	$–	$–

	Fair Value at	Fair Value Measurement at December 31, 2018
	December 31, 2018	Level 1	Level 2	Level 3
Investment in Rio Silver equities	$70,609	$70,609	$–	$–

The carrying values for cash and cash equivalents, prepaid assets, accounts payable and accrued liabilities, related party line of credit and notes payable approximate their fair value due to their short-term maturities.

A summary of the activity of the Investment in Rio Silver equities is shown below:

Balance December 31, 2018	$70,609
Change in fair value	2,722
Balance June 30, 2019	$73,331

The carrying values for cash and cash equivalents, prepaid assets, accounts payable and accrued liabilities, related party line of credit and notes payable approximate their fair value due to their short-term maturities.

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Note 5 – Line of Credit – Related Party

Effective December 31, 2012, we entered into a line of credit arrangement with John D. Gibbs, a significant investor, to facilitate timely cash flows for the Company’s operations. The line of credit originally provided for a maximum balance of $250,000, accrued interest at 6% annually, and matured on December 31, 2014.

On December 31, 2013 we amended our credit agreement with Mr. Gibbs to increase the borrowing limit under the line of credit to $750,000. All other terms of the credit agreement, including the interest rate and maturity date remained unchanged.

On December 31, 2014, we again amended the credit agreement to increase the borrowing limit to $900,000 and extend the maturity date to December 31, 2015. As part of the 2014 amendment and the subsequent appointment of Dr. Pierce Carson as the President, CEO and Director of G+W effective June 1, 2015, we had pledged all of our 85% equity interest in G+W, which owns the Silver District properties, as security for all amounts outstanding under the credit agreement. In July 2016, we completed a share exchange with Dr. Carson to re-acquire the 15% interest in G+W, and therefore at December 31, 2017 our entire 100% interest in G+W remains pledged as security for outstanding amounts under this credit agreement.

On December 31, 2015 we again amended the credit agreement to increase the borrowing limit to $1,000,000 and extended the maturity date to December 31, 2016. Finally, on March 31, 2017 with an effective date of December 31, 2016 we again amended the credit agreement to extend the maturity date to December 31, 2018 and later extended to March 31, 2019. In April 2019 this credit facility was extended until December 31, 2019 in exchange for a fee equal to 2% of the outstanding balance. All other terms of the agreement were unchanged. The 2% fee of $17,500 was recorded as a debt discount and is being amortized over the remaining term of the liability. Amortization expense of $5,516 was recognized during the six months ended June 30, 2019.

During the year ended December 31, 2018, $20,000 was received under this agreement. During the same period Mr. Gibbs converted $100,000 of the outstanding balance on the line of credit into 100,000 shares of common stock at $1.00 per share.

The outstanding balance under the line of credit was $869,550 ($858,016 net of $11,534 discount) at June 30, 2019 and $852,500 at December 31, 2018. In addition, a total of $291,241 and $265,876 of interest has been accrued on this obligation and is included in accrued interest - related parties on the accompanying consolidated balance sheets at June 30, 2019 and December 31, 2018, respectively.

Note 6 – Notes Payable – Related Parties

In August 2011, we entered into an unsecured loan from John Power, the Company’s Director, evidenced by a $20,000 promissory note. The promissory note bears interest at 6% per annum and is payable on demand with thirty days’ notice from the lender. During 2014, the Company made payments totaling $5,000 to pay down the principal balance of the note. Effective December 31, 2017, the interest rate on the note increased to 12% per annum. At both June 30, 2019 and December 31, 2018, the note balance was $15,000. At June 30, 2019 and December 31, 2018, accrued interest totaling $2,693 and $1,800, respectively, is included in Accrued interest – related parties on the accompanying consolidated balance sheets.

In January 2014, we entered into an additional unsecured loan from Mr. Power, evidenced by a $50,000 promissory note. The promissory note bears interest at 6.75% per annum and is payable on demand with thirty days’ notice from the lender. Effective December 31, 2017, the interest rate on the note increased to 12% per annum. At June 30, 2019 and December 31, 2018, accrued interest totaling $8,975 and $6,000, respectively, is included in Accrued interest – related parties on the accompanying consolidated balance sheets. At both June 30, 2019 and December 31, 2018, the note balance was $50,000.

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On May 31, 2017 we entered into three short-term notes with Mr. Gibbs, Dr. Carson and Mr. Power in the principal amounts of $100,000, $25,000 and $25,000, respectively. The notes bear interest at 6% and matured on November 15, 2017. The note balances were subsequently rolled into the Series 2017 Notes. A total of $3,760 and $3,760 of interest is accrued on these notes as of June 30, 2019 and December 31, 2018, respectively.

On June 30, 2017 we entered into an additional secured loan for advances from Mr. Power and evidenced by a $125,000 promissory note. The promissory note bears interest at 6% per annum and matured on December 31, 2017 and is currently in default. Effective December 31, 2017, the interest rate on the note increased to 12% per annum. The note is collateralized by our investment in Rio Silver shares and warrants. At both June 30, 2019 and December 31, 2018, the note balance was $125,000. A total of $22,438 and $15,000 of interest is accrued on these notes as of June 30, 2019 and December 31, 2018, respectively and is included in accrued interest – related parties on the accompanying consolidated balance sheets.

On November 30, 2017 we entered into a series of secured promissory notes (“Series 2017 Notes”) with both related and unrelated parties in the aggregate amount of $1,155,000, including financing fees of $105,000 recorded as a discount to the notes. During the six months ended June 30, 2019, a total of $57,750 of additional fees were added to the principal amount and recorded as a discount to the notes related to an extension of the maturity date to December 31, 2019. Of the additional fees $52,250 was related to the related party portion of these notes and $5,500 was related to their third party portion. The balance on these notes, net of discount of $36,143 was $1,176,607 as of June 30, 2019. During the six months ended June 30, 2019, $21,607 of debt discount related to the above notes was amortized to interest expense. The notes are secured by a stock pledge agreement covering 100% of the outstanding common stock of Magellan Acquisition Corporation, bear interest at 10%.

The total of portion of the Series 2017 Notes from related parties totaled $1,045,000, including financing fees of $95,000 recorded as discount to the notes. Mr. Gibbs, Dr. Carson, and Mr. Power transferred $100,000, $25,000, and $25,000, respectively, from the May 31, 2017 short term related party notes into the Series 2017 Notes. As of June 30, 2019 the balance on the Series 2017 Notes from related parties, net of unamortized discount of $32,701, is $1,064,549, with accrued interest of $166,770.

Bridge Note Offering

In October 2018 the Company sold $160,700 of Series 2018 36% Unsecured Promissory Notes (“Notes”) (“Bridge Note Offering”) to Mr. Gibbs and Mr. Power. The purchase price of the Note is equal to the principal amount of the Note. The Maturity Date of the Notes was December 31, 2018. During the year ended December 31, 2018, $10,700 was repaid to Mr. Power leaving a balance of $0. As of June 30, 2019, the portion funded by Mr. Gibbs of $150,000 remained outstanding, with accrued interest of $37,726 outstanding. On January 18, 2019, the Note was extended until March 31, 2019 after which it was in default.

Advances – related party

During the first six months of 2019 Mr. Gibbs and Mr. Power advanced $160,500 and $72,300 to the Company, respectively. Mr. Power also paid expenses using his personal credit card on behalf of the Company of $70,795, and the Company made repayments to Mr. Power and/or his credit card of $77,371. Amounts due to Mr. Powers related to expense paid on behalf of the Company was $33,188 and $24,764 as of June 30, 2019 and December 31, 2018, respectively. As of June 30, 2019, total amounts owed to Mr. Gibbs and Mr. Power for these advances totaled $160,500 and $90,488, respectively. The advances are due on demand and have no stated interest rate.

Note 7 – Notes payable

During the six months ended June 30, 2019, $32,500 was received from a third party with the intention to convert to a note payable of which the terms are still being finalized. The amounts received are included in Advanced payable, third party on the balance sheet.

As discussed in Note 6 – Notes Payable – Related Parties, on November 30, 2017 we entered into a series of secured promissory notes (“Series 2017 Notes”) with both related and unrelated parties in the aggregate amount of $1,155,000, including financing fees of $105,000 recorded as a discount to the notes.

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The total of portion of the Series 2017 Notes from non-related parties totaled $110,000, including financing fees of $10,000 recorded as discount to the notes. The note maturity date was extended to December 31, 2019 in exchange for an increase in the principal balance of $5,500. As of June 30, 2019 the balance on the notes from non-related parties, net of unamortized discount of $3,442, is $112,058 with accrued interest of $17,555. As of December 31, 2018, the balance on the notes from non-related parties, net of unamortized discount of $0 was $110,000 with accrued interest of $11,934.

Note 8 – Convertible Notes Payable

Series 2018A and Series 2018B 10% Unsecured Convertible Note

In the quarter ended December 31, 2018, the Company sold $205,000 of Series 2018A and $150,000 of Series B 10% Unsecured Convertible Notes. The purchase price of the Note is equal to the principal amount of the Note. The Series A and Series B Notes are convertible into shares of Common Stock at a conversion price of $1.00 and $1.25, respectively, during the life of the Note. The Company evaluated the conversion option and concluded it was not required to be bifurcated as a derivative. The Company also concluded that no beneficial conversion feature was present at issuance. The Notes will accrue interest at the rate of 10% per annum, payable quarterly in arrears. The Notes mature twelve (12) months from the date of issue. The maturity date can be extended at the option of the Company for an additional one (1) year. Within thirty (30) days following the closing of an offering, the Company filed a Registration Statement on Form S-1 registering the resale of the shares of Common Stock issuable upon conversion of the Notes. Of the Series A issuance, $150,000 was sold to a related party, Mr. Gibbs.

As of June 30, 2019, the balance due under these notes is $355,000 in principal and $21,921 in accrued interest.

Note 9 – Stockholders’ Deficit

On January 3, 2019, the Financial Industry Regulatory Authority (“FINRA”) informed Magellan Gold Corporation, a Nevada corporation (the “Company”) that a 1-for-50 reverse split of the Company’s common stock, previously disclosed in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2017, would be effective at the market open on January 7, 2019. The stock split has been retroactively adjusted throughout these financial statements and footnotes.

During the six months ended June 30, 2019, the Company raised $30,000 through the sale of 30,000 Units at a price of $1.00 per Unit. Each unit consists of one share of common stock and four common stock warrants. Two of the warrants expire on May 8, 2019 and are exercisable at $2.00. The other two warrants expire on August 8, 2019 and are exercisable at $3.00. The warrants expiring on May 8, 2019 were extended until May 28, 2019 and the exercise price was reduced to $1.00 per share. On July 31, 2019 all of the stock warrants were extended until October 31, 2019.

Effective July 24, 2018, the Company and W. Pierce Carson executed a Restricted Stock Award Agreement pursuant to which the Company granted to Carson a restricted stock award consisting of 80,000 shares of Common Stock, valued at $1.00 per share. 20,000 of the shares vested upon closing of the El Dorado agreement and were issued, and the remaining 60,000 shares are subject to ratable vesting over an 18-month period. During the six months ended June 30, 2019 the Company issued 20,000 of these shares and recognized expense of $10,000 related to this issuance. Mr. Carson resigned effective June 1, 2019 and no further issuances under this agreement are expected.

In January 2019, 40,000 shares were issued for services rendered pursuant to an investor relations agreement. The shares were valued at $1.10, the closing price of the Company’s stock on December 31, 2018. The services will be provided over a two-year service period. During the six months ended June 30, 2019 the Company recognized $11,000 of expense related to these shares.

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In March 2019, the Company entered into an agreement to issued 5,000 shares for services. These shares were issued in April 2019. The Company recognized expense of $14,000 during the six months ended June 30, 2019 related to this agreement.

The Company also agreed to issue 2,000 shares for services rendered during the six months ended June 30, 2019. The Company recognized expense of $5,600 related to this commitment, and the shares were issued in April 2019.

In January 2019 the Company issued Mr. Martinez 14,118 shares in settlement of liabilities for services provided in 2018 of $24,000.

During the six months ended June 30, 2019, the Company also issued 7,574 shares in settlement of other liabilities of $12,875 resulting in a loss on settlement of $758.

During the six months ended June 30, 2019 Mr. Gibbs was issued 30,594 and Mr. Powers was issued 14,965 shares of common stock related to the price protection feature which expired in 2018.

In April 2019, the Company entered into an investor relations agreement and issued a total of 100,000 shares in exchange for a 6 month service period. During the six months ended June 30, 2019 the Company recognized $100,000 of expense related to these shares.

In May 2019, the Company issued 70,000 shares to consultants in satisfaction for services rendered in 2019. During the six months ended June 30, 2019 the Company recognized $49,000 of expense related to these shares.

Stock Options and the 2017 Equity Incentive Plan:

Under the 2017 Equity Incentive Plan, the Company is authorized to grant rights to acquire up to a maximum of 200,000 shares of common stock. The 2017 Plan provides for the grant of (1) both incentive and nonstatutory stock options, (2) stock bonuses, (3) rights to purchase restricted stock and (4) stock appreciation rights. As of June 30, 2019 the Company had 128,000 shares available for future grant.

Stock option activity within the 2017 Equity Incentive Plan and warrant activity outside the plan, for the six months ended June 30, 2019 is as follows:

	Stock Options		Stock Warrants
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2018	72,000	$2.00	480,000	$2.50
Granted	–	–	120,000	2.00
Cancelled	–	–	–	–
Expired	–	–	–	–
Exercised	–	–	–	–
Outstanding at June 30, 2019	72,000	$2.00	600,000	$2.00
Exercisable at June 30, 2019	72,000	$2.00	600,000	$2.00

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As of June 30, 2019 the outstanding stock options have a weighted average remaining term of 8.33 years and no intrinsic value, and the outstanding stock warrants have a weighted average remaining term of 0.34 years and an intrinsic value of $270,000.

In April 2019, the maturity date for 300,000 of the stock warrants was extended to May 28, 2019 and the exercise price was reduced from $2.00 per share down to $1.00 per share. These warrants were extended to July 31, 2019 and then on July 31, 2019 all of the stock warrants were extended until October 31, 2019.

Note 10 - Commitments and Contingencies

Mining Claims

As part of our acquisition of the Silver District properties from Columbus Exploration, we assumed the Red Cloud lease whose initial term expires in August 2026. The lease requires annual advance minimum royalty payments of $10,000 through the term of the lease due on the annual anniversary of the agreement. The lease is also subject to a 2% net production royalty to be paid to the lessor from the sale of precious metals extracted from the leased property. In order to maintain the BLM lode and mill site claims, annual payments are required before the end of August of each year. Payments are also due annually on two patented claims we leased in July 2015 and on our Arizona State Minerals Exploration Permit. As of June 30, 2019, all of these claims and leases are in good standing.

Leases

As part of our acquisition of MV2 in Mexico, we assumed the following leases payable in local currency as follows:

a)	Ejido S.D.A, 10 year lease, 6 hectares, executed January 2016, expires December 2025. Annual payments 25,000 MX pesos. Renewable for 10 years.

b)	Silverio Medina Ozuna, 3 year lease, 1 hectare, executed May 2017, expires April 2020. Annual payments 15,000 MX pesos. Renewable for 3 year periods.

c)	Silverio Medina Ozuna, 10 year lease, 2 hectares, executed May 2010, expires April 2020. Payment $100,000 MX pesos paid in advance at lease execution. Renewable for 10 years.

For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise those options. The Company does not currently believe leases are reasonably certain of being renewed. Some leasing arrangements may require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability. The Company's lease agreements do not contain any material restrictive covenants.

The Company recognized operating lease cost of $715 and $1,365 during the three and six months ended June 30, 2019. The Company had right-of-use assets of $5,808 (included in long-term prepaid expenses and other assets on the consolidated balance sheet) and right-of-use liabilities of $4,920 (included in accrued liabilities and other long term liabilities on the consolidated balance sheet) as of June 30, 2019. The Company had operating cash flows related to these leases of $2,080 for the six months ended June 30, 2019. The Company’s operating leases had a weighted average estimated incremental borrowing rate of 15% and a weighted average remaining term of 6.7 years as of June 30, 2019.

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The following table provides the maturities of lease liabilities and have been translated to US dollars using an exchange rate at June 30, 2019 of 19.43 MX pesos to US dollars:

Maturity of Lease Liabilities at June 30, 2019
2019	$–
2020	1,300
2021	1,300
2022	1,300
2023	1,300
2024 and thereafter	2,600
Total future undiscounted lease payments	7,800
Less: Interest	(2,880)
Present value of lease liabilities	$4,920

Future minimum lease payments for operating leases accounted for under ASC 840, "Leases," with remaining non-cancelable terms in excess of one year at December 31, 2018 were as follows:

Minimum Lease Commitments at December 31, 2018
2019	$2,036
2020	1,272
2021	1,272
2022	1,272
2023	3,817
Total	$9,669

Note 11 – Executive Employment Agreements

On June 1, 2016 we executed an employment agreement with Dr. Carson in which he assumed the positions of President and Chief Executive Officer of Magellan Gold Corporation. The agreement also provided that Dr. Carson be appointed a Director of Magellan Gold Corporation, and effective June 30, 2016, Dr. Carson was appointed a Director of Magellan. The term of the agreement covered the period from June 1, 2016 to May 31, 2017 and is subject to annual renewal. The agreement has subsequently been renewed each year and was effective from June 1, 2018 to May 31, 2019, with all terms of the original agreement remaining unchanged. This agreement was not renewed on June 1, 2019.

During the term of the agreement, Magellan agreed to pay Dr. Carson a base salary in equal semi-monthly installments less required withholding and other applicable taxes. Dr. Carson’s salary was set at $6,667 per month during the three-month period from June 1, 2016 through August 31, 2016, and thereafter at $10,000 per month. Until such time as Magellan is properly funded, Magellan may defer and accrue salary owed. If not properly funded before the end of the term, Magellan may at its option issue shares of Magellan common stock as settlement of the accrued salary liability.

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In June 2019, Dr. Carson resigned as the President and Chief Executive Officer of Magellan Gold Corporation. Dr. Carson also resigned from all other positions with the Company and its affiliates and subsidiaries

At June 30, 2019 a total of $110,000 and $18,469 of salary and associated payroll tax obligations, respectively, is accrued in connection with the agreement and included in accrued liabilities on the accompanying consolidated balance sheets.

Effective June 1, 2019, the Company and David E. Drips, executed a Restricted Stock Unit Agreement pursuant to which the Company agreed to grant to Mr. Drips, in consideration of services to be rendered as President, CEO and Director, restricted stock units consisting of 10,000 units for each month of service. The units will vest upon successful completion of a $1.25 million financing on or before November 30, 2019. Upon settlement if the common stock is less than $1.50 additional shares will be issued such that each month of service will have a value of $15,000. As of June 30, 2019, $19,000 has been accrued under this arrangement.

Effective June 1, 2019, the Company and Frank Pastorino, executed a Restricted Stock Unit Agreement pursuant to which the Company agreed to grant to Mr. Pastorino, in consideration of services to be rendered as COO, restricted stock units consisting of 8,333 units for each month of service. The units will vest upon successful completion of a $1.25 million financing on or before November 30, 2019. Upon settlement if the common stock is less than $1.50 addition shares will be issued such that each month of service will have a value of $12,500. As of June 30, 2019, $15,833 has been accrued under this arrangement.

Note 12- Related Party Transactions

Conflicts of Interests

Athena Silver Corporation (“Athena”) is a company under common control. Mr. Power is also a director and CEO of Athena. Mr. Gibbs is a significant investor in both Magellan and Athena. Magellan and Athena are both exploration stage companies involved in the business of acquisition and exploration of mineral resources.

Silver Saddle Resources, LLC is also a company under common control. Mr. Power and Mr. Gibbs are significant investors and managing members of Silver Saddle. Magellan and Silver Saddle are both exploration stage companies involved in the business of acquisition and exploration of mineral resources.

The existence of common ownership and common management could result in significantly different operating results or financial position from those that could have resulted had Magellan, Athena and Silver Saddle been autonomous.

Management Fees

At June 30, 2019 and December 31, 2018, $27,500 and $27,500 of fees were due to Mr. Power for prior services and are included in accrued liabilities on the accompanying consolidated balance sheets.

At June 30, 2019 and December 31, 2018, $5,000 and $28,000 of fees were due to Mr. Martinez and are included in accrued liabilities on the accompanying consolidated balance sheets.

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Accrued Interest - Related Parties

Accrued interest due to related parties is included in our consolidated balance sheets as follows:

	June 30, 2019	December 31, 2018
Accrued interest payable - Mr. Gibbs	$426,660	$340,218
Accrued interest payable - Mr. Power	113,102	76,504
Accrued interest payable - Dr. Carson	5,141	3,736
	$544,903	$420,458

Note 13 – Subsequent Events

The Company has extended the expiration date of its outstanding 300,000 “A’ warrants and 300,000 “B” warrants until October 31, 2019.

Subsequent to June 30, 2019, Sol M. Siejas de Drips, the spouse of the CEO, began to assist with oversight of the operations and business systems in Mexico.  There is currently no compensation arrangement in place for these services.

Subsequent to June 30, 2019, Mr. Gibbs has made advances of $91,500 and an unaffiliated investor has made advances of $10,000.

On August 14, 2019, the Company received $50,000 of proceeds related to the issuance of a Series A 10% Unsecured Convertible Promissory Note. The Company is authorized to sell up to $250,000 of these notes. The note matures on August 14, 2020 and is convertible at $1.00 per share. In addition the lender was issued 50,000 common stock warrants with an exercise price of $2.00 per share and a maturity date of August 14, 2020.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We use the terms “Magellan,” “we,” “our,” and “us” to refer to Magellan Gold Corporation.

The following discussion and analysis provides information that management believes is relevant for an assessment and understanding of our results of operations and financial condition. This information should be read in conjunction with our audited financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our interim unaudited financial statements and notes thereto included with this report in Part I, Item 1.

Forward-Looking Statements

Some of the information presented in this Form 10-Q constitutes “forward-looking statements”. These forward-looking statements include, but are not limited to, statements that include terms such as “may,” “will,” “intend,” “anticipate,” “estimate,” “expect,” “continue,” “believe,” “plan,” or the like, as well as all statements that are not historical facts. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Although we believe our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from expectations.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We were incorporated on September 28, 2010, in Nevada. Our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether the properties to which we have mineral rights contain mineral reserves that are economically recoverable.

We have only had limited operations to date and we rely upon the sale of our securities and borrowings from officers, directors and other significant investors to fund our operations, as we have not generated any revenue.

In August 2012, we entered into an option agreement and subsequently purchased the “Silver District” project consisting of 85 unpatented lode mining claims, 4 patented lode claims, a Arizona State Exploration Permit of 154.66 acres and 23 unpatented mill site claims, totaling over 2,000 acres in La Paz County, Arizona. Since our acquisition, we have increased our land position in the Silver District by staking two unpatented lode mining claims, leased two additional patented claims and have increased our Arizona State Exploration Permit to 334.85 acres.

On September 30, 2014, we formed and organized a new wholly-owned subsidiary, Gulf + Western Industries, Inc., a Nevada corporation (“Gulf+Western” or “G+W”), to own our Silver District mining interests. On October 1, 2014 we completed the transfer of those assets from Magellan to G+W. At the time of the transfer, Magellan owned all the outstanding common stock of G+W. Effective December 31, 2014, Magellan pledged all its ownership interest in G+W to Mr. John D. Gibbs, a significant shareholder in the Company, as security for outstanding amounts under a line of credit agreement between Magellan and Mr. Gibbs. As of June 30, 2019, the total amount owed under the credit agreement was $1,160,955, which includes $869,550 of principal and $291,405 of accrued interest.

On October 24, 2016, the Company entered into a Mining Option Agreement (“Agreement”) between and among Rio Silver Inc., a Canadian company (“Rio Silver”), Minera Rio Plata S.A.C., a Peruvian company and subsidiary of Rio Silver (“Minera”), and Magellan Gold Peru S.A.C., a Peruvian company and wholly owned subsidiary of the Company (“Magellan Peru”) pursuant to which Rio Silver through Minera, granted to the Company the sole and exclusive option to acquire an undivided 50% interest in and to property located in central Peru. Effective December 31, 2017, the Company agreed with Rio Silver to terminate the option agreement, thereby terminating the Company’s option to earn an interest in the Niñobamba Silver/Gold Project. The Company retained its ownership of Rio Silver stock, which have been pledged to secure a $125,000 loan from John Power.

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On November 30, 2017, the Company purchased from Rose Petroleum plc (“Rose”) a mineral processing mill operation located in the state of Navarit, Mexico (the “SDA Mill”) as well as its associated assets, licenses and agreements. Magellan paid a $50,000 option payment, and an additional $100,000 option-to-purchase extension. The $100,000 option extension payment was applied against the cash portion of the purchase price.

The purchase price for the SDA Mill consisted of $850,000 cash, a $50,000 promissory note, the $50,000 non-refundable option payment, the $100,000 for the option-to-purchase payment, and 284,017 shares of common stock (the “Shares”) with a fair value of $426,025 at the closing date. The note is non-interest bearing and was due on March 10, 2018 and paid in April 2018. The Shares were held in escrow for a period of 12 months and the Company had the option to repurchase the Shares from Rose for the sum of $500,000 in the first six months and $550,000 in months 7 to 12.

Prior to closing, all of the assets and operations related to the SDA Mill were transferred to a newly incorporated entity, Minerales Vane 2 S.A. de C.V. (“Minerales Vane 2”). Effective November 30, 2017, the Company’s newly incorporated wholly-owned subsidiary, Magellan Acquisition Corporation (“MAC”), acquired 100% of the issued and outstanding shares of Minerales Vane 2.

On October 17, 2017, the Company amended the agreement to include the acquisition of Minerales Vane Operaciones ("MVO") (the entity that provides labor to the Mill) for $2,500. In January 2018 the Company paid the purchase price and obtained legal control of MVO. MVO is the sister entity which was organized for the purpose of employing all personnel of the SDA mill. The acquisition of MVO will not result in the acquisition of any additional assets or liabilities.

The Company entered into an agreement giving it the right to acquire the El Dorado Gold-Silver Property, a 50 hectare mining concession located near the village of Las Minitas, which lies 50 kilometers south of Magellan’s SDA Flotation Plant at Acaponeta, Nayarit State. Magellan intends to advance El Dorado towards production as a matter of priority. The project has excellent road and rail infrastructure, and the Company plans to truck the ore from El Dorado to the SDA Plant for processing. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades.

Commencement of mining will depend on a number of preconditions, the most important of which include obtaining environmental and blasting permits, selecting and mobilizing a mining contractor and procuring financing. An access and land use agreement with the local ejido already is in place. Once development begins, ore will be accessible with a minimal amount of underground development. Ore will be sourced initially from the shallow, upper portions of the mineralized veins.

Drilling on the El Dorado vein system was conducted by a TSX.V-listed company in 2010-2011 and comprised 28 diamond core holes totaling 4,950 meters. Two veins appear to offer particular promise for mining, namely the Hundido and Intermedia veins. These veins lie adjacent to and along strike from the old Hundido Mine, which from 1900-1927 produced an estimated 50,000 tonnes of high-grade gold-silver ore. The veins are steeply-dipping, highly silicified structures cutting volcanic rocks. Polygonal resource calculations for the two veins, based on intersections in 10 core holes and after applying a 25% tonnage deduction for dilution and recovery factors, yielded respectively 89,000 tonnes grading 7.01 g/t gold equivalent (Au+Ag) over a true width of 2.3 meters (Hundido Vein); and 91,000 tonnes grading 15.17 g/t gold equivalent (Au+Ag) over a true width of 8.3 meters (Intermedia Vein). These resources are non-NI43-101 compliant. The mineralization extends from near surface to a drilled depth of 150 meters and is open at greater depth.

The El Dorado vein system can be traced on the surface for a distance greater than three kilometers and exhibits structural complexity with numerous conjugate vein splits both in the hangingwall and footwall. This complex structure hosts multiple mineralized zones including high-grade veins potentially minable underground, and lower-grade open-pittable stockwork zones that are observed to extend over tens of meters in width in both the hangingwall and footwall of the El Dorado vein system.

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Magellan has concluded an agreement with Ingenieros Mineros, S.A. de C.V., the owner of the El Dorado mining concession giving the Company the right to acquire the concession by making staged six-monthly option payments over two years towards an end purchase price of $800,000 (plus 16% IVA). No royalties are payable. Magellan has the right to begin production during the term of the agreement. The Company has made the initial option payment of $50,000 (plus 16% IVA) plus an additional $50,000 during the six months ended June 30, 2019. In addition, Magellan has agreed with a TSX.V-listed company to purchase a comprehensive El Dorado data package including diamond drill core and technical information for a price of $120,000, payable in cash and Magellan common stock.

Our primary focus with the acquisition of the SDA Mill in Mexico is to transform Magellan into a production company, to continue to advance our Arizona silver project towards resource definition and eventual development, and possibly to acquire additional mineral rights and conduct additional exploration, development and permitting activities. Our mineral lease payments, permitting applications and exploration and development efforts will require additional capital. We rely upon the sale of our securities as well as advances and loans from executive management and significant shareholders to fund our operations as we have not generated any significant revenue.

Results of Operations for the three months Ended June 30, 2019 and 2018

	Three months ended June 30,
	2019	2018
Revenues, net	$–	$122,829

Operating costs and expenses:
Cost of sales	73,849	254,202
Exploration costs	–	3,255
General and administrative expenses	313,554	203,886
Depreciation and amortization	30,802	29,990

Total operating costs and expenses	418,205	491,333

Operating loss	(418,205)	(368,504)

Other income (expense):
Interest expense	(96,026)	(394,201)
Foreign currency exchange gain	(2,243)	343
Loss on extinguishment of debt	–	(73,250)
Gain (loss) on change in derivative liability	–	286,919
Unrealized gain (loss) on available-for-sale securities	1,256	(23,041)

Net loss	$(515,218)	$(571,743)

Revenues

During the three months ended June 30, 2019 our total revenues were $0 as compared to $122,829 during the same period in 2018. Revenue for 2018 was generated from the sale of tailings left from operations prior to our acquisition of the SDA Mill.

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Operating expenses

During the three months ended June 30, 2019, our total operating cost and expenses were $418,205 as compared to $491,333 during the three months ended June 30, 2018.

During the three months ended June 30, 2019 our total cost of sales were $73,849 as compared to $254,202 during the same period in 2018. Cost of sales were comprised primarily of labor and benefits, utilities and supplies.

During the three months ended June 30, 2019 we incurred $0 of exploration costs as compared to $3,255 during the same period in 2018. Exploration costs comprised of professional geologic fees associated with our Silver District claims.

General and administrative expenses for the three months ended June 30, 2019 total $313,554 as compared to $203,886 for the three months ended June 30, 2018. The $109,668 increase is primarily associated with increases in accounting and audit fees, investor relations and other administrative costs.

On June 1, 2016 we executed an employment agreement with Dr. Pierce Carson in which Dr. Carson assumed the positions of President and Chief Executive Officer of Magellan Gold Corporation. The term of the agreement covered the period from June 1, 2016 to May 31, 2017. On June 1, 2017, Dr. Carson and the Company agreed to extend the agreement to May 31, 2018 under the same terms and conditions. During the term of the agreement, Dr. Carson was paid a base salary in equal semi-monthly installments. Dr. Carson’s salary was set at $6,667 per month during the three-month period from June 1, 2016 through August 31, 2016, and thereafter at $10,000 per month. During the three months ended June 30, 2019 and 2018, salary and payroll expense totaled $21,840 and $32,760, respectively. Dr. Carson resigned on June 1, 2019.

Interest expense for the three months ended June 30, 2019 and 2018 totaled $96,026 and $394,201, respectively. Interest expense for the current period is attributable primarily to our amortization of debt discount, related party line of credit, related party notes payable, notes payable, related party convertible notes and convertible notes.

Results of Operations for the six months Ended June 30, 2019 and 2018

	Six months ended June 30,
	2019	2018
Revenues, net	$32,500	$122,829

Operating costs and expenses:
Cost of sales	168,645	254,202
Exploration costs	–	10,035
General and administrative expenses	484,972	425,330
Depreciation and amortization	61,440	61,025

Total operating costs and expenses	715,057	750,592

Operating loss	(682,557)	(627,763)

Other income (expense):
Interest expense	(170,031)	(477,950)
Foreign currency exchange gain	(2,243)	343
Loss on extinguishment of debt	–	(73,250)
Gain (loss) on change in derivative liability	–	286,919
Unrealized gain (loss) on available-for-sale securities	2,722	(25,876)

Net loss	$(852,109)	$(917,577)

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Revenues

During the six months ended June 30, 2019 our total revenues were $32,500 as compared to $122,829 during the same period in 2018. Revenues for 2018 were generated from the sale of tailings left from operations prior to our acquisition of the SDA Mill.

Operating expenses

During the six months ended June 30, 2019, our total operating costs and expenses were $715,057 as compared to $750,592 during the six months ended June 30, 2018.

During the six months ended June 30, 2019 our total cost of sales were $168,645 as compared to $254,202 during the same period in 2018. Cost of sales were comprised primarily of labor and benefits, utilities and supplies.

During the six months ended June 30, 2019 we incurred $0 of exploration costs as compared to $10,035 in 2018. Exploration costs for the six months ended June 30, 2018 were comprised of $10,035 for professional geologic fees associated with our Silver District claims.

General and administrative expenses for the six months ended June 30, 2019 totaling $484,972 as compared to $425,330 for the six months ended June 30, 2018. The $59,642 increase is primarily associated with increases in accounting and audit fees, officer compensation, investor relations, and legal fees and which were offset by decreases in administrative services and other costs.

For the six months ended June 30, 2018 general and administrative expenses primarily associated with increases in accounting and audit fees, officer compensation, investor relations, and travel expenses and which were offset by decreases in legal fees, management fees, administrative services and other costs. For the six months ended June 30, 2018, administrative expenses were comprised of investor relations fees of $106,581, officer compensation of $87,555, accounting and auditing fees of $100,884, legal fees of $33,644, and other administrative costs including travel, office, facility rents, and other expenses associated with our operations of the SDA Mill totaling $96,666.

On June 1, 2016 we executed an employment agreement with Dr. Carson in which he assumed the positions of President and Chief Executive Officer of Magellan Gold Corporation. The term of the agreement covered the period from June 1, 2016 to May 31, 2017, subject to annual renewal. The agreement has subsequently been renewed each year and is currently effective from June 1, 2018 to May 31, 2019, with all terms of the original agreement remaining unchanged. A total of $54,599 and $65,591 representing Dr. Carson’s base salary and applicable payroll taxes was expensed and is included in general and administrative expenses for the six months ended June 30, 2019 and 2018, respectively. Dr. Carson resigned on June 1, 2019.

Interest expense for the six months ended June 30, 2019 and 2018 totaled $170,031 and $477,950, respectively. Interest expense for the current period is attributable primarily to our amortization of debt discount, related party line of credit, related party notes payable, notes payable and convertible notes. In addition, the Company recorded loss on debt extinguishment of $73,250 and a gain on derivative liability of $286,919 during the six months ended June 30, 2018.

Liquidity and Capital Resources

Our unaudited consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our consolidated financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At June 30, 2019, we had not yet generated sufficient revenues or achieved profitable operations and we have accumulated losses of $7,558,633. We expect to incur further losses in the development of our business, all of which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due.

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We have amended our credit agreement with Mr. Gibbs, a related party, on multiple occasions with the most recent amendment extending the maturity date for the line of credit to December 31, 2019. The current borrowing limit on the credit line is $1,000,000 with a borrowing availability of $130,450 remaining.

During the six months ended June 30, 2019, the company raised $30,000 through the sale of 30,000 units at a price of $1.00 per unit. Each unit consists of one share of common stock and four common stock warrants. Two of the warrants expire on May 8, 2019 and are exercisable at $2.00. The other two warrants expire on August 8, 2019 and are exercisable at $3.00. In April 2019 the warrants expiring on May 8, 2019 were extended until May 28, 2019 and the exercise price was reduced to $1.00 per share. As of May 31, 2019 these warrants were extended to July 31, 2019. On July 31, 2019 all of the stock warrants were extended until October 31, 2019.

Additionally, the Company received $265,300 of proceeds from advances from related and third parties.

We anticipate that additional funding will be in the form of additional loans from officers, directors or significant shareholders, or equity financing from the sale of our common stock but cannot assure that any future financings will occur.

Cash Flows

A summary of our cash provided by and used in operating, investing and financing activities is as follows:

	Six Months Ended June 30,
	2019	2018
Net cash used in operating activities	$(143,585)	$(306,346)
Net cash used in investing activities	(75,000)	–
Net cash provided by financing activities	217,929	336,192
Effect of foreign currency exchange	(2,359)	(28,237)

Net change in cash and cash equivalents	(3,015)	1,609
Cash beginning of period	4,862	421
Cash end of period	$1,847	$2,030

At June 30, 2019, we had $1,847 in cash and a $4,445,673 working capital deficit. This compares to cash of $4,862 and a working capital deficit of $3,788,972 at December 31, 2018.

Net cash used in operating activities during the six months ended June 30, 2019 was $143,585 and was mainly comprised of our $852,109 net loss during the period, adjusted by a non-cash charges of $189,600 of stock compensation, depreciation expense of $61,440 and accrued liabilities and interest of $466,524.

During the six months ended June 30, 2019, our net cash used in investing activities was $75,000 which was due to a $50,000 payment on the El Dorado gold-silver property and a $25,000 payment on the data package to support the El Dorado property.

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During the six months ended June 30, 2019, net cash provided by financing activities was $217,929 comprised of the sale of stock and warrants of $30,000, related and third party advances of $265,300 and payments on advances from related parties of $77,371.

Off Balance Sheet Arrangements

We do not have and have never had any off-balance sheet arrangements.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of our 100% owned subsidiaries, Gulf + Western Industries, Inc., Magellan Acquisition Corporation, Minerales Vane 2, S.A. de C.V., and Minerales Vane Operaciones, S.A de C.V.. All intercompany transactions and balances have been eliminated. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the period presented.

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Foreign Currency Translations

The Company maintains its accounting records in US Dollars. Our operating subsidiaries, Minerales Vane 2, S.A. de C.V., and Minerales Vane Operaciones, S.A de C.V., report in Mexican Pesos which is the functional currency for both entities. The subsidiaries’ transactions are recorded in their respective functional currencies and are reported to the Company in Mexican Pesos. For reporting, the Company translates the subsidiaries’ transactions and accounts to US Dollars at exchange rates approximating those ruling at the transaction dates. Exchange gains and losses are recorded in the statements of income and comprehensive income. Assets and liabilities of the Company and its subsidiaries are translated into the U.S. dollars at exchange rates at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rates. Translation adjustments are reported as a separate component of other comprehensive income in the consolidated statements of operations and comprehensive loss.

Fair Value of Financial Instruments

We value our financial assets and liabilities using fair value measurements. Our financial instruments primarily consist of cash and cash equivalents, accounts payable, accrued liabilities, amounts due to related parties and notes payable to related parties. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, accounts payable, accrued liabilities, notes payable to related parties and other amounts due to related parties approximates fair value because of the short-term nature of these financial instruments.

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Concentrations of Credit Risk

Our financial instruments which potentially subject us to credit risk are our cash and cash equivalents. We maintain our cash and cash equivalents at reputable financial institutions and currently, we are not exposed to significant credit risk.

Cash and Cash Equivalents

We consider all amounts on deposit with financial institutions and highly liquid investments with an original maturity of three months or less to be cash equivalents at the date of purchase.

Mineral Rights

We have determined that our mineral rights meet the definition of mineral rights, as defined by accounting standards, and are tangible assets. As a result, our direct costs to acquire or lease mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with: leasing or acquiring patented and unpatented mining claims; leasing mining rights including lease signature bonuses, lease rental payments and advance minimum royalty payments; and options to purchase or lease mineral properties.

If we establish proven and probable reserves for a mineral property and establish that the mineral property can be economically developed, mineral rights will be amortized over the estimated useful life of the property following the commencement of commercial production or expensed if it is determined that the mineral property has no future economic value or if the property is sold or abandoned. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The net carrying value of our mineral rights represents the fair value at the time the mineral rights were acquired less accumulated depletion and any abandonment or impairment losses. Proven and probable reserves have not been established for mineral rights as of June 30, 2019. At June 30, 2019, mineral rights totaling $99,405 were net of $441,057 of cumulative impairment and abandonment charges. No impairment charges were recognized for either of the six months ended June 30, 2019 or 2018.

Impairment of Long-lived Assets and Mining Rights

We continually monitor events and changes in circumstances that could indicate that our carrying amounts of long-lived assets, including mineral rights, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Notes Payable – Related Parties

Notes payable to related parties are classified as current liabilities as the note holders either have the ability to control the repayment dates of the notes or the notes are due within twelve months of the balance sheet date.

Exploration Costs

Mineral exploration costs are expensed as incurred. When it has been determined that it is economically feasible to extract minerals and the permitting process has been initiated, exploration costs incurred to further delineate and develop the property are considered pre-commercial production costs and will be capitalized and included as mine development costs in our balance sheets.

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Income Taxes

We recognize deferred tax assets and liabilities for temporary differences between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements and the effect of net operating losses based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. At June 30, 2019, the Company had no uncertain tax positions.

Net Loss per Common Share

We compute basic net loss per common share by dividing our net loss attributable to common shareholders by our weighted-average number of common shares outstanding during the period. Computation of diluted net loss per common share adds the weighted-average number of potential common shares outstanding to the weighted-average common shares outstanding, as calculated for basic net loss per share, except for instances in which there is a net loss. For the six months ended June 30, 2019 and 2018, potential common shares associated with convertible notes payable and outstanding warrants to purchase common stock have been omitted from the net loss per common share computation as they are anti-dilutive due to the net loss for these periods.

Stock-based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments (share-based payments, or SBP) based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the SBP award—the requisite service period (vesting period). For SBP awards subject to conditions, compensation is not recognized until the performance condition is probable of occurrence. The grant-date fair value of share options is estimated using the Black-Scholes-Merton option-pricing model. The Company adopted ASU 2018-07 on January 1, 2019 using the modified retrospective method, which aligns the accounting for share-based payment awards issued to employees and nonemployees.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. The Company adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

On adoption, the Company recognized additional operating liabilities of $6,968, with corresponding Right of Use assets of approximately the same amount based on the present value of the remaining minimum rental payments under current leasing standards for its existing operating leases.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, the Company will not recognize ROU assets or lease liabilities. The Company also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures:

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s (“SEC”) rules and forms, and that such information is accumulated and communicated to management, including David E. Drips , our President, and Michael P. Martinez, our Principal Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure. Management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures, which, by their nature, can provide only reasonable assurance regarding management’s control objectives.

Our management, with the participation of our CEO and CFO, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based upon this evaluation, our CEO and CFO concluded that our disclosure controls and procedures were not effective as of such date as a result of material weaknesses in our internal control over financial reporting due to lack of segregation of duties, a limited corporate governance structure, and lack of a formal review process that includes multiple levels of review as discussed in Item 9A of our Form 10-K for the fiscal year ended December 31, 2018.

While we strive to segregate duties as much as practicable, there is an insufficient volume of transactions at this point in time to justify additional full time staff. We believe that this is typical in many exploration stage companies. We may not be able to fully remediate the material weakness until we commence mining operations at which time we would expect to hire more staff. We will continue to monitor and assess the costs and benefits of additional staffing.

Changes in Internal Control Over Financial Reporting:

There were no changes in our internal control over financial reporting that occurred during the last fiscal quarter covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II.  OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 1A. RISK FACTORS

There have been no material changes from the risk factors disclosed in Item 1A. to Part I. of our Annual Report on Form 10-K for the year ended December 31, 2018.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

All sales of unregistered securities were reported on Form 8-K during the period.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number		Exhibit Description

31.1	*	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	*	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32	*	Certification of the President, Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed or furnished herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 15, 2019

MAGELLAN GOLD CORPORATION

By: /s/ David E. Drips

David E. Drips

President, Chief Executive Officer

(Principal Executive Officer)

By: /s/ Michael P. Martinez

Michael P. Martinez

Chief Financial Officer

(Principal Accounting Officer)

31

Exhibit 31.1

CERTIFICATION

I, David E. Drips, President and CEO (Principal Executive Officer), certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Magellan Gold Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

	(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	(c)	Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	(d)	Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

	(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: August 15, 2019	/s/ David E. Drips
David E. Drips, President and CEO (Principal Executive Officer)

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Exhibit 31.2

CERTIFICATION

I, Michael P. Martinez, Chief Financial Officer, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Magellan Gold Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

	(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	(c)	Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	(d)	Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.	The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

	(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: August 15, 2019	/s/ Michael P. Martinez
Michael P. Martinez, Chief Financial Officer

33

Exhibit 32

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Magellan Gold Corporation (the "Company") on Form 10-Q for the period ended June 30, 2019, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, David E. Drips, President and CEO (Principal Executive Officer) and I, Michael P. Martinez, Chief Financial Officer (Principal Accounting Officer) of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ David E. Drips

David E. Drips

President and CEO (Principal Executive Officer)

August 15, 2019

/s/ Michael P. Martinez

Michael P. Martinez

Chief Financial Officer (Principal Accounting Officer)

August 15, 2019

34